Exhibit 16.1

BDO Seidman, LLP	1100 Peachtree Street, Suite 700
Accountants and Consultants	Atlanta, Georgia 30309-4516
Telephone: (404) 688-6841
Fax: (404) 688-1075
March 8, 2010
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 2, 2010, to be filed by our former client, MedAssets, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,
cc:	Mr. Bruce F. Wesson, Audit Committee Chair Mr. John A. Bardis, President Mr. L. Neil Hunn, Chief Financial Officer MedAssets, Inc. 100 North Point Center East, Suite 200 Alpharetta, Georgia 30022